Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Stock Plan, the 2008 Equity Incentive Plan, the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, and the ImmuMetrix, Inc. 2013 Equity Incentive Plan of CareDx, Inc. of our report dated March 31, 2014 (except for the last paragraph of Note 1, as to which the date is July 14, 2014), with respect to the financial statements of CareDx, Inc. included in the Registration Statement (Form S-1 No. 333-196494) and related Prospectus of CareDx, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 18, 2014